  As filed with the Securities and Exchange Commission on September 15, 1999

                                       Registration Statement No. 333-__________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                   FORM S-3
                            ______________________

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ______________________

                         SATCON TECHNOLOGY CORPORATION
            (Exact name of registrant as specified in its charter)
                            ______________________

         DELAWARE                                           04-2857552
  (State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)

                               161 First Street
                     Cambridge, Massachusetts  02142-1221
                                (617) 661-0540
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                            ______________________

                              David B. Eisenhaure
         President, Chief Executive Officer and Chairman of the Board
                         SatCon Technology Corporation
                               161 First Street
                     Cambridge, Massachusetts  02142-1221
                                (617) 661-0540
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   Copy to:

                             Jeffrey N. Carp, Esq.
                               HALE AND DORR LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                (617) 526-6000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-_______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-__________.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        _______________________________

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
           Title of Shares to be Registered         Amount        Proposed        Proposed          Amount of
                                                     to be        Maximum         Maximum        Registration Fee
                                                   Registered   Offering Price    Aggregate
                                                                  Per Share     Offering Price
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...........  2,396,690(1)     $8.8438(2)     $21,195,848(2)   $5,893
-------------------------------------------------------------------------------------------------------------------

(1) Consists of (i) 1,230,770 shares of Common Stock issuable upon conversion of shares of Preferred Stock at a conversion price of $7.80 per share; (ii) 810,000 shares of Common Stock issuable upon exercise of warrants at an exercise price of $8.54 per share; (iii) 120,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $7.80 per share; (iv) 68,795 shares of Common Stock issuable upon exercise of warrants at an exercise price of $10.61 per share; (v) 67,125 shares of Common Stock issuable upon exercise of warrants at an exercise price of $11.43 per share; (vi) 50,000 shares of Common Stock issuable upon exercise of a non-qualified stock option at an exercise price of $5.75 per share; and (vii) 50,000 shares of Common Stock issuable upon exercise of a non-qualified stock option at an exercise price of $6.75 per share.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on September 14, 1999.

                       _________________________________

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

================================================================================

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to completion, dated September 15, 1999

PROSPECTUS
                         SATCON TECHNOLOGY CORPORATION

                       2,396,690 SHARES OF COMMON STOCK
                          ___________________________

     In August 1999, in connection with a private financing, we issued shares of preferred stock convertible into an aggregate of 1,025,641 shares of our common stock. In that financing, we also issued warrants to purchase an aggregate of 675,000 shares of our common stock. The conversion price of the preferred stock is $7.80 per share, subject to adjustment for stock splits, similar events and certain issuances of common stock below the conversion price, and the exercise price of the warrants is $8.54 per share, subject to adjustment for stock splits and similar events. The warrants expire on August 25, 2003. The shares covered by this Prospectus also include 340,129 shares issuable to the investors in the private financing in the event of certain adjustments. In connection with the offering, we also issued a warrant to a placement agent to purchase 120,000 shares of our common stock, as adjusted for stock splits and similar events, at an exercise price of $7.80 per share. This warrant expires on August 25, 2003. This prospectus relates to the public offering, which will not be underwritten, of the shares issuable to the investors in the private financing upon conversion of the preferred stock and exercise of the warrants and the shares issuable to the placement agent upon exercise of its warrant.

     In April 1999, we issued non-qualified stock options to purchase an aggregate of 100,000 shares of our common stock to a consulting firm in consideration for services rendered to us by that firm. Upon exercise of these options, we are obligated to issue to that firm 50,000 shares of our common stock at an exercise price of $5.75 per share and 50,000 shares of our common stock at an exercise price of $6.75 per share. The options expire one year after the effective date of the registration statement of which this prospectus is a part. This prospectus also relates to the public offering, which will not be underwritten, of the shares issuable upon exercise of these options.

     In addition, we previously issued warrants to purchase shares of our common stock to certain individuals and entities. Upon exercise of these warrants, we are obligated to issue 68,795 shares of our common stock to warrantholders at an exercise price of $10.61 per share and 67,125 shares of our common stock to other warrantholders at an exercise price of $11.43 per share, subject to adjustment for stock splits and similar events. These warrants expire at 5:00 p.m., Boston, Massachusetts time, on November 11, 1999. This prospectus also relates to the public offering, which will not be underwritten, of the shares issuable upon exercise of these warrants.

     We will not receive any of the proceeds from the sale of the shares. We will, however, receive the exercise price of the warrants and options, in the amounts indicated above.

     We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is traded on the Nasdaq National Market under the symbol "SATC." On September 14, 1999, the closing sale price of the common stock on Nasdaq was $8.9375 per share.
                          ___________________________

     The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.
                          ___________________________

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ___________________________

               The date of this prospectus is September __, 1999.

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
Where to Find More Information............................................................        4

Incorporation of Certain Documents by Reference...........................................        4

Special Note Regarding Forward-Looking Information........................................        5

Summary Description of Our Business.......................................................        6

Risk Factors..............................................................................        6

Use of Proceeds...........................................................................       15

Selling Stockholders......................................................................       16

Description of Capital Stock..............................................................       17

Plan of Distribution......................................................................       19

Legal Matters.............................................................................       20

Experts...................................................................................       20

                          ___________________________

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                        WHERE TO FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on Nasdaq.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.

     The following documents that we have filed with the SEC are incorporated herein by reference:

     (i)    Our Annual Report on Form 10-K for the year ended September 30,
            1998;

     (ii) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     (iii)  Our Current Report on Form 8-K dated January 4, 1999;

     (iv) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (v) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (vi)   Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            1999;

     (vii)  Our Current Report on Form 8-K dated May 12, 1999;

     (viii) Our Current Report on Form 8-K dated May 25, 1999;

     (ix)   Our Quarterly Report on Form 10-Q for the quarter ended June 30,
            1999;

     (x) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     (xi) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (xii)  Our Current Report on Form 8-K dated August 25, 1999;

     (xiii) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (xiv) The description of our common stock contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by writing to:

     SatCon Technology Corporation
     161 First Street
     Cambridge, Massachusetts  02142-1221
     Attention:  Investor Relations Department
     Telephone:  (617) 661-0540


              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements below (particularly under the heading "Risk Factors") that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

     We were organized as a Massachusetts corporation in February 1985 and reincorporated in Delaware in 1992. We design, develop and manufacture intelligent, electro-mechanical products for aerospace, transportation, industrial and utility applications. We also design, develop and manufacture power and energy management products for telecommunications, silicon wafer manufacturing, factory automation, aircraft and automotive applications. Our electro-mechanical products are being developed for a wide variety of U.S. government and commercial markets. For the government, our electro-mechanical systems provide for applications ranging from satellite attitude control to high speed drives for shipboard systems. In the transportation segment, we are developing electric and hybrid electric drive components, auxiliary power units and advanced steering, alternator and starter/generator systems. We are working with major equipment producers to develop process equipment drives, high speed and precision machine tools, manipulators and machinery isolation equipment.
Our electro-mechanical systems may offer advantages to the utility industry in power generation, energy storage and power quality. In the consumer market, we are developing variable speed motors for refrigeration equipment and other long-life, high-efficiency machinery.

     Our executive offices are located at 161 First Street, Cambridge, Massachusetts 02142-1221 and our telephone number is (617) 661-0540. Our Internet home page is located at http://www.satcon.com. The information on our Internet website is not incorporated by reference in this prospectus. We own various trademark rights and hold federal trademark registrations for our name and the SatCon logo. "SatCon Technology Corporation," "SatCon," "Active Motion Control," and "Technology For A World In Motion" are registered trademarks of SatCon. This prospectus also includes or incorporates by reference names and marks of companies other than ours.


                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     We cannot assure market acceptance or commercial viability of our products

     We intend to continue to expand development of our technologies for use in commercial business applications. However, we cannot assure that our planned commercial products will realize market acceptance, that they will meet the technical demands of potential customers or that they will offer cost-effective advantages over our competitors' products. Our commercial marketing efforts to date involve development contracts with several customers, identification of specific market segments for active motion control and power and energy management systems and the continuation of marketing efforts of recently acquired businesses. We cannot know if our commercial marketing efforts will be successful in the future. Furthermore, we cannot assure that our technologies, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary.

     We may not be able to develop or sell our products under development

     We have a number of potential products under development. We face many technological challenges that we must successfully address to complete any of our development efforts. Our product development involves a high degree of risk and may require significant capital resources to develop. Returns to our investors are dependent upon successful development and commercialization of these products. For example, the successful development of a terrestrial flywheel energy storage system for an uninterruptible power supply by Beacon Power Corporation, an affiliate of SatCon, involves significant technological challenges. It has and will continue to require significant investment in research and development before SatCon and Beacon can determine whether the development of Beacon's technology was successful and whether the resulting products will be commercially viable and accepted by the marketplace. Many proposed products based on our technologies will require significant additional expenditures for research and development. We cannot assure that any of the products we are developing, or those that we develop in the future, will be technologically feasible or accepted by the marketplace. Also, we cannot assure that any of our product development will be completed in any particular time-frame.

     We have several government contracts, and the loss of these contracts could adversely affect our financial condition and results of operations

     Although we have been developing applications of our technology for both commercial and government markets, a large percentage of our revenue is from Department of Defense and NASA contracts, subcontracts and grants. The majority of these contracts were awarded through the Small Business Innovation Research Program. Although we believe that the majority of our revenues in the future will result from commercial applications of our technologies, a significant portion of our business in the next few years will likely continue to involve research and development for the U.S. Government and its agencies.
Consequently, a portion of future revenues may be subject to funding approval from Congress, which involves political, budgetary and other considerations over which we have no control. To date, we have not been adversely affected by reductions in defense spending. We believe that government funding for areas of our research and development activities will continue without reduction. However, we cannot assure that this funding will not be reduced in the future. Any reduction could materially adversely affect our business. In addition, many of our U.S. Government contracts may be cancelled at any time by the U.S. Government with limited or no penalty.

     We anticipate seeking significant contracts with commercial customers. We cannot assure that we will succeed in receiving additional commercial contracts or that such contracts, if awarded, will not be cancelled. As with the government contracts, the cancellation of any of these contracts could have a material adverse effect on us.

     We lack significant revenues and have recent and anticipated negative cash flow and operating losses

     We have achieved limited profitability in each of our fiscal years ended September 30, 1994, 1993, 1992 and 1991, and we recorded a loss for the fiscal years ended September 30, 1998, 1997, 1996 and 1995. For the nine months ended June 30, 1999, we had a net operating loss of $9.8 million and negative cash flows from operating activities of $3 million. In order to achieve profitability, we must successfully achieve all or some combination of the following:

     .    develop new products for our existing markets,
     .    sell these products to existing and new customers,
     . increase gross margins through higher volumes and manufacturing efficiencies,
     .    control our operating expenses, and
     .    develop and manage our distribution capability.

If our revenue does not increase significantly or the increase in our expenses is greater than expected, we may not achieve or sustain profitability or generate positive cash flow in the future. We cannot assure that we will accomplish these objectives or be profitable in the future.

     Our acquisition strategy involves several risks

     A component of our business strategy is to seek the acquisition of businesses, products and technologies that complement or augment our existing businesses, products and technologies. For example, in January 1997, we acquired K&D MagMotor Corp., a manufacturer of custom electric motors targeting the factory automation, medical, semi-conductor and packaging markets. In April 1997, we acquired substantially all of the assets of Film Microelectronics, Inc., a manufacturer and producer of custom integrated circuits for the communications, industrial, military and aerospace markets. In January 1999, we acquired Inductive Components, Inc. (a value-added supplier of systems in the machine tool and semiconductor industry) and Lighthouse Software, Inc. (which designs and develops software for the industrial machine tool industry). In April 1999, we also acquired HyComp, Inc., a manufacturer of high-performance, high-quality, multi-chip modules.

     Acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. We cannot assure that we will be able to successfully identify acquisition candidates or complete future acquisitions or that we will be able to successfully integrate any of the acquired businesses into our operations.

     In order to finance acquisitions, we may have to raise additional funds through public or private financing. Any equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, may result in dilution to our stockholders. We cannot assure that we will be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully. The successful combination of companies in a rapidly changing high technology industry such as ours may be more difficult to accomplish than in other industries. Our ability to integrate any newly acquired entities will require us to continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. If our management is unable to manage growth effectively, the quality of our products, our ability to identify, hire and retain key personnel and our results of operations could be materially and adversely affected.

     If we experienced a period of significant growth or expansion, it would place a strain on our resources

     Rapid growth of our business, of which there can be no assurance, may strain our management, operational and technical resources. If we are successful in obtaining rapid market penetration of our products, we will be required to deliver large volumes of quality products or components to our customers and licensees on a timely basis at a reasonable cost to us. We have limited experience in delivering large volumes of our products and have limited capacity to meet wide-scale production requirements. We cannot assure that our efforts to expand our manufacturing and quality assurance activities will be successful or that we will be able to satisfy large-scale commercial production on a timely and cost-effective basis. Our success will also depend, in part, upon our ability to modify our technology and products to meet end-user requirements. Also, we will be required to continue to improve our operational, management and financial systems and controls to meet anticipated growth. Failure to manage growth would have a material adverse effect on our business.

     Because our expenses are largely fixed, an unexpected revenue shortfall may adversely affect our business

     Our expense levels are based primarily on our estimates of future revenues and are largely fixed. A large portion of our expense relates to headcount that cannot be easily reduced without adversely affecting our business. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would reduce, and possibly eliminate, any operating income and could materially adversely affect our business, operating results and financial condition.

     Our business could be adversely affected if we are unable to protect our patents and proprietary technology

     We currently own United States patents which expire between 2008 and 2017. We also have patent applications pending with the U.S. Patent and Trademark Office. As a qualifying small business, we have retained commercial ownership rights to proprietary technology developed under various U.S. Government contracts and grants, including SBIR contracts. Our patent and trade secret rights are of material importance to us and to our future prospects. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action and would divert funds and resources which otherwise could be used in our operations. Furthermore, there can be no assurance that we would be successful in enforcing intellectual property rights or that we may not infringe patent or intellectual property rights of third parties. However, to date, we have not been required to defend our patents or proprietary information against claims by third parties.

     Since we intend to enforce our patents, trademarks and copyrights and protect our trade secrets, we may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. This litigation could result in substantial costs to us and divert efforts by our management and technical personnel.

     In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements, which all of our employees are required to sign, assigning to us all patent rights and technical or other information developed by the employees during their employment with us. Our employees have also agreed not to disclose any trade secrets or confidential information without our prior written consent. Notwithstanding these confidentiality agreements, there can be no assurances that other companies will not require information which we consider to be proprietary.

     Our products, systems and sales may be subject to Year 2000 problems

     We have assessed our software systems and internal operations. We believe we have resolved all potential Year 2000 issues or problems and, to the best of our knowledge, our systems are Year 2000 compliant. However, if our systems do not operate properly with respect to date calculations involving the Year 2000 and subsequent dates, we could incur unanticipated expenses to remedy any problems, which could seriously harm our business. We may also experience reduced sales of our products as current or potential customers reduce their budgets due to increased expenditures on their own Year 2000 compliance efforts.

     Additionally, we rely on information technology supplied by third parties and our other business partners, including third-party distributors and consultants, who are also heavily dependent on information technology systems and on their own and third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business. Prior versions of our products may contain technology from third parties that is not Year 2000 compliant.

     Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, our costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience unforeseen disruptions as a result of the Year 2000 problem, our business could be seriously affected.

     There is intense competition in our industry

     A variety of companies compete in each of the areas in which we are developing and selling products. To date, we have faced only limited competition in providing research services, prototype development and custom and limited quantity manufacturing. We expect competition to intensify greatly as commercial applications increase for our products under development. Some of our competitors are well established and have substantial managerial, technical, financial, marketing and product development resources competitive with, and, in the some instances, greater than ours. Additional companies, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by us. There can be no assurance that we will be successful in such a competitive environment.

     Competition for personnel in our industry is intense

     Our success will depend, in large part, upon our ability to attract, motivate and retain highly qualified scientists and engineers, as well as highly skilled and experienced management and technical personnel. Competition for these personnel is intense, and there can be no assurance that we will be successful in attracting, motivating or retaining key personnel. Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on SatCon.

     Our business is dependent on our founder and chief executive officer

     We are particularly dependent upon the services of David B. Eisenhaure, our President, Chief Executive Officer, Chairman of the Board and founder. The loss of Mr. Eisenhaure's services would have a material adverse effect on our business and results of operations, including our ability to attract employees and secure and complete additional work.

     Our business could be subject to product liability claims

     Our business exposes us to potential product liability claims which are inherent in the manufacturing, marketing and sale of electro-mechanical products, and as such, we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end-users. We currently maintain a low level of product liability insurance, and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect our business or financial condition.

     Our business is under the significant control of our directors and officers

     Our officers and directors, and their affiliates, beneficially own approximately 43.3% of our outstanding common stock, of which approximately 32.0% of the outstanding common stock is held by Mr. Eisenhaure, our President, Chief Executive Officer and Chairman of the Board of Directors. As a practical matter, Mr. Eisenhaure may have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of SatCon.

     Our share price could be subject to extreme price fluctuations, and you could have difficulty trading your shares

     The markets for equity securities in general, and for those of high technology companies in particular, have been volatile and the market price of our common stock, which is traded on the Nasdaq National Market under the symbol SATC, may be subject to significant fluctuations. This could be in response to operating results, announcements of technological innovations or new products by us or our competitors, patent or proprietary rights developments and market conditions for high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of the common stock. The trading prices of the stocks of many high technology companies are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of our common stock will remain at or near its current level.

     We could experience fluctuations in our quarterly performance

     Our quarterly operating results may vary significantly depending on a number of factors, including:

     .    the number of contracts, subcontracts and orders we are able to obtain,
     . the amount of revenues generated from such contracts, subcontracts and orders,
     . the level of research and development expenses incurred by us and our subsidiaries which go unreimbursed,
     .    the size, timing and shipment of orders from our subsidiaries, and
     .    general economic conditions.

Because our operating expenses are based on anticipated revenue levels, our sales cycle for development work is relatively long and a high percentage of our expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.

     General economic conditions may affect investors' expectations regarding our financial performance and adversely affect our stock price

     Certain industries in which we sell products, such as the semiconductor industry, are highly cyclical. In the future, our results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of our customers, general or regional economic conditions and other factors. These factors may also have a material adverse effect on our business, operating results and financial condition.

     Rapid technological change could render our products obsolete

     Our markets are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render our existing products obsolete and unmarketable which would have a material adverse effect on our business, operating results and financial condition. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. This will require us to continue to make substantial product development investments. We may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

     We may issue preferred stock which could affect the rights and value of our common stock

     We are authorized to issue up to 1,000,000 shares of preferred stock, 8,000 shares of which are represented by Series A Convertible Redeemable Preferred Stock which are issued and outstanding. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Other than the series A preferred stock, no preferred stock is currently outstanding, and we have no present plans to issue any additional preferred stock. However, the issuance of any additional preferred stock could affect the rights of the holders of common stock, thereby reducing the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to obtain financing for future operations or to merge with or sell our assets to a third party, thereby preserving control of SatCon by our present equity holders and preventing you from realizing a premium on your shares. Thus, the issuance of preferred stock could adversely affect your voting power. See "Description of Capital Stock -- Preferred Stock."

     We are required to redeem the Preferred Stock or reset the conversion price in certain circumstances

     If it has not been converted to common stock prior to that time, we are required to redeem the series A preferred stock in August 2006 at a price equal to its liquidation preference. If the average market price of the common Stock (after adjustments for stock splits, reclassifications and similar transactions) is $5.00 or less, for the sixty trading days prior to August 25, 2003, we are required to redeem the series A preferred stock in August 2003 at a price equal to its liquidation value. The redemption price may be paid, at our option, in cash and/or shares of common stock.

     The series A preferred stock is initially convertible into common stock at a conversion price of $7.80 per share. The conversion price and the number of shares of our common stock issuable upon conversion are subject to adjustment in certain circumstances, including issuances, subject to certain exceptions, of common stock below the initial conversion price. The holders of the series A preferred stock have the right in August 2000 to reset the conversion price to the greater of the then current market price and $5.00 per share. However, if the common stock trades for 20 consecutive trading days at a price of $11.70 or higher, or if we complete a specific financing transaction, this reset right terminates.

     We could issue additional common stock, which might dilute the value of our common stock

     We have authorized 20,000,000 shares of common stock, of which 9,617,009 shares are issued and outstanding as of September 13, 1999. Our board of directors has the authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares. This issuance would dilute your percentage ownership interest and might dilute the book value of our common stock. See "Description of Capital Stock -- Common Stock."

     Common stock investors may be diluted by the exercise of options and warrants, conversion of preferred stock or exercise of put rights with respect to Beacon Power Corporation

     We have reserved 3,050,000 shares of common stock for issuance under our stock incentive plans. As of August 31, 1999, options to purchase an aggregate of 1,296,329 shares of common stock are outstanding under our stock incentive plans. Warrants and non-qualified stock options granted outside of our stock incentive plans to purchase 1,130,920 shares of common stock, including the warrants exercisable for the common stock offered by this prospectus, are outstanding. We have also reserved 1,230,770 shares of common stock for issuance upon conversion of the outstanding series A preferred stock. On October 23, 1998, we granted the purchasers of Beacon Power Corporation's Class D Preferred Stock the right to cause us, under the circumstances described below, to purchase all of Beacon's shares issued to those purchasers and, upon exercise of this "put right," we must pay $4,750,000 in common stock, valued at the average fair market value for the fifteen trading days before and after notice of exercise of the put right. The put right is exercisable within sixty days of the second, third, fourth and fifth anniversary of the closing date of that transaction, upon certain events of bankruptcy of Beacon and upon the occurrence of certain going private transactions involving us. The exercise of options and warrants, the conversion of preferred stock or the exercise of the put right, and subsequent sale of the underlying common stock in the public market, could adversely affect the market price of our common stock and prove to be a hindrance to our future financing. Our series A preferred stock and some of our outstanding warrants include anti-dilution provisions, including, in some cases, adjustments to the applicable conversion price or exercise price in the event we issue common stock at a price less than the conversion price or exercise price then in effect. This would increase the dilutive impact of future equity offerings at prices less than the conversion price or exercise price of the outstanding preferred stock and certain of the warrants.

     Sales of common stock pursuant to Rule 144 may have a depressive effect on the market price of the common stock

     Of the 9,617,009 shares issued and outstanding as of September 13, 1999, 5,775,625 shares of common stock currently outstanding are freely tradable securities. Other securities, such as the common stock issuable upon conversion of the series A preferred stock or exercise of the warrants, are not considered outstanding, but upon conversion or exercise will be entitled to be sold pursuant to this prospectus or another registration statement and thereafter will be freely tradeable. Holders of 2,056,561 shares of common stock or common stock issuable upon such conversion or exercise are entitled to such registration rights. Many of the other currently outstanding shares of common stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Sales of common stock pursuant to Rule 144 may have a depressive effect on the market price of our common stock. Rule 144 also permits sales by a person who is not an affiliate of the Company (such as Duquesne Enterprises) and who has satisfied a two-year holding period without volume limitations.

     We may need additional financing for our future capital needs.

     If we are unable to increase our revenues and achieve positive cash flow, we will need to raise additional funds. We may also need additional financing if we:

 .    need additional cash to fund research and development costs of products currently under development,
 .    decide to expand faster than currently planned,
 .    develop new or enhanced services or products ahead of schedule,
 .    need to respond to competitive pressures, or
 .    decide to acquire complementary products, businesses or technologies.

     If we raise additional funds through the sale of equity or convertible debt securities, your percentage ownership will be reduced. In addition, these transactions may dilute the value of the common stock outstanding. We may have to issue securities, such as the series A preferred stock, that may have rights, preferences and privileges senior to our common stock. We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs which would have a material adverse effect on our business, results of operations and financial condition. We currently anticipate that the net proceeds from the series A preferred stock offering, together with available funds, will be sufficient to meet our anticipated needs for the reasonably foreseeable future.

     Provisions of our certificate of incorporation and bylaws and Delaware law could deter takeover attempts

     Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of SatCon that you as a stockholder may consider favorable. These provisions include:

 .    authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt,
 .    a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors,
 .    prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates, and
 .    limitations on who may call special meetings of stockholders.

     In addition, Section 203 of the Delaware General Corporation Law and provisions in some of our stock incentive plans may discourage, delay or prevent a change in control of our company. In addition, as noted above, our officers and directors beneficially own a significant percentage of our outstanding common stock.

     We have not paid dividends since our inception

     We have not paid dividends to our stockholders since our inception and do not anticipate paying cash dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Declaration of dividends on our common stock will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions. See "Description of Capital Stock -- Dividend Policy."

                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     We will bear all costs (excluding any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares), fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                             SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by or issuable upon exercise of warrants or stock options and conversion of series A preferred stock held by each of the selling stockholders. None of the selling stockholders has had a material relationship with SatCon or any of our subsidiaries within the past three years other than as a result of the ownership of shares or other securities of SatCon. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. The table sets forth, to our knowledge, certain information about the selling stockholders as of September 14, 1999.

---------------------------    --------------------  ------------------  -------------------  -------------------  -----------------
Name of Selling Stockholder    Number of Shares of     Percentage of     Number of Shares of  Number of Shares of    Percentage of
                                   Common Stock       Shares of Common       Common Stock         Common Stock      Shares of Common
                                Beneficially Owned   Stock Beneficially     Offered Hereby     Beneficially Owned Stock Beneficially
                               Prior to Offering(1)    Owned Prior to                            After Offering       Owned After
                                                        Offering (1)                                 (1)(2)         Offering (1)(2)
Brown Simpson Strategic               1,144,558           10.6%                1,144,558                   0               *
   Growth Fund, Ltd.(3)
Brown Simpson Strategic                 556,083            5.5%                  556,083                   0               *
   Growth Fund, L.P.(3)
H.C. Wainright & Co., Inc.              120,000            1.2%                  120,000                   0               *
Continental Capital &                   100,000            1.0%                  100,000                   0               *
   Equity Corporation
Dan Purjes                               34,394              *                    34,394                   0               *
Pasquale Ruggieri                        32,028              *                    32,028                   0               *
Arthur G. Jenkins                        39,168              *                    24,853              14,315               *
Matthew Balk                              7,743              *                     7,743                   0               *
Lawrence Rice                             7,239              *                     7,239                   0               *
Estate of Peter Scheib                    6,150              *                     6,150                   0               *
Charles Rodin                             5,129              *                     5,129                   0               *
Averell Satloff                           5,544              *                     4,456               1,088               *
Nicholas Moceri                           3,074              *                     3,074                   0               *
Michael Loew                              1,797              *                     1,797                   0               *
Frank Garriton                            1,656              *                     1,656                   0               *
Thomas W. Schneider                       1,602              *                     1,602                   0               *
Kevin Carey                               1,537              *                     1,537                   0               *
Joan Taylor                               1,537              *                     1,537                   0               *
Henry Tow                                 1,537              *                     1,537                   0               *
Siegfried P. Duray-Bito                     303              *                       303                   0               *
Roger P. May                                303              *                       303                   0               *
Thomas J. O'Rourke                          242              *                       242                   0               *
Paul Fitzgerald                             231              *                       231                   0               *
Jay A. Murray                               109              *                       109                   0               *

__________________________
* Less than one percent of the number of shares of common stock outstanding.

(1) Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, the selling stockholders have sole voting and investment power with respect to all shares listed as owned by the selling stockholders.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Does not include an aggregate of 340,129 shares of common stock issuable in the event of certain adjustments.


                         DESCRIPTION OF CAPITAL STOCK

Common Stock

     We are authorized to issue up to 20,000,000 shares of common stock, of which 9,617,009 shares are currently issued and outstanding. The following summary description of the common stock is qualified in its entirety by reference to our certificate of incorporation.

     The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of SatCon, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is, and the common stock to be outstanding upon completion of the offering will be, validly issued, fully paid, and nonassessable.

Preferred Stock

     We are authorized to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. The issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of SatCon by existing management.

Series A Convertible Redeemable Preferred Stock

     8,000 shares of our series A preferred stock were outstanding on September 13, 1999. The series A preferred stock has a liquidation value of $1,000 per share and is entitled to distribution upon liquidation of SatCon of its liquidation value in priority to the common stock and any other class of securities ranking junior to the series A preferred stock. The series A preferred stock is initially convertible into common stock at a conversion price of $7.80 per share. The conversion price and the number of shares issuable upon conversion are subject to adjustment in certain circumstances, including issuances, subject to certain exceptions, of common stock below the initial conversion price. The holders of the series A preferred stock have the right in August 2000 to reset the conversion price to the greater of the then current market price and $5.00 per share. However, if the common stock trades for

20 consecutive trading days at a price of $11.70 or higher or if we complete a specific financing transaction, the reset right in August 2000 terminates.

     If it has not been converted to common stock prior to that time, we are required to redeem the series A preferred stock in August 2006 at a price equal to its liquidation preference. If the average market price of our common stock (after adjustments for stock splits, reclassifications and similar transactions) is $5.00 or less, for the sixty trading days prior to August 25, 2003, we are required to redeem the series A preferred stock in August 2003 at a price equal to its liquidation value. The redemption price may be paid, at our option, in cash and/or shares of common stock. We also have the right to redeem the series A preferred stock if the market value of our common stock is greater than $15.60 for twenty consecutive trading days.

     Holders of our series A preferred stock have the right to vote as a class, as if their shares were converted into common stock, if we sell all or substantially all of our assets or if we merge with or into another company and we are not the surviving entity. Moreover, without the approval of the holders of 75% of the outstanding shares of the series A preferred stock, we cannot amend, alter or repeal the preferences, special rights or other powers of the series A preferred stock so as to affect adversely the series A preferred stock.

Limitation of Officers' and Directors' Liabilities Under Delaware Law

     In accordance with Delaware law, our certificate of incorporation eliminates in certain circumstances the liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to SatCon or our stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

     In addition, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits of proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests of SatCon. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, our bylaws provide for indemnification only to the extent that we determine that such person acted in good faith and in a manner not opposed to the best interests of SatCon.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling SatCon pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, we have has been informed that in the opinion of the SEC, such indemnification as it relates to federal securities laws is against public policy, and therefore, unenforceable.

     Further, insofar as limitation of liabilities may be so permitted pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, such limitation of liabilities does not apply to any liabilities arising under federal securities laws.

Dividend Policy

     We have not paid dividends on our common stock since our inception, and we have no intention of paying any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Any declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of SatCon, general economic conditions, requirements of any bank lending arrangements which may then be in place and other pertinent factors.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

     .    in privately negotiated transactions, and

     .    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered hereby, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) the second anniversary of the effective date of the Registration Statement.


                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.


                                    EXPERTS

     The consolidated balance sheets of SatCon as of September 30, 1998 and 1997 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of PricewaterhouseCoopers LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by SatCon (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

          Filing Fee - Securities and Exchange Commission.........   $    5,893

          Legal fees and expenses.................................   $   60,000

          Accounting fees and expenses............................   $   30,000

          Miscellaneous expenses..................................   $   14,107
                                                                     ----------
               Total Expenses.....................................   $  110,000
                                                                     ==========

Item 15.  Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. SatCon has included such a provision in its Certificate of Incorporation. This provision reads as follows:

          "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary demands for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court like determines that such indemnification is proper under the circumstances. SatCon's Bylaws include the following provision:

          "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees", who may be indemnified by a Delaware corporation pursuant to the provisions of such
     Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence,
     (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

     SatCon has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.  Exhibits

  EXHIBIT NUMBER                      DESCRIPTION

    4.1(1)          Certificate of Incorporation of the Registrant.

    4.2(1)          Bylaws of the Registrant.

    4.3(2) Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 12, 1997.

    4.4(2)          Bylaws Amendment of the Registrant.

    4.5(3) Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on March 17, 1999.

    4.6(3) Certificate of Designation of Series and Statement of Variations of Relative Rights, Preferences and Limitations of Preferred Stock, dated as of August 25, 1999, relating to the Series A Convertible Redeemable Preferred Stock.

    5.1             Opinion of Hale and Dorr LLP.

    10.1(3) Securities Purchase Agreement, dated as of August 25, 1999, among the Registrant and the purchasers listed on Schedule I thereto.

    10.2(3) Registration Rights Agreement, dated as of August 25, 1999, among the Registrant and the investors named on the signature pages thereof.

    10.3(3) Form of Warrants issued on August 25, 1999 in connection with the sale of the Series A Convertible Redeemable Preferred Stock.

    10.4(4) Form of Common Stock Purchase Warrant issued to certain individuals and entities on June 15, 1998.

    10.5(4) Form of Common Stock Purchase Warrant issued to certain individuals and entities on November 11, 1998.

    23.1            Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

    24.1            Power of Attorney (See page II-6 of this Registration
                    Statement).

___________________

(1) Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-1 (File No. 33-49286).

(2) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1997.

(3) Incorporated by reference to Exhibits to the Registrant's Current Report on Form 8-K dated August 25, 1999.

(4) Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 15, 1999.

                              SATCON TECHNOLOGY CORPORATION



                              By:   /s/ David B. Eisenhaure
                                    ----------------------------------------
                                    David B. Eisenhaure
                                    President, Chief Executive Officer and
                                    Chairman of the Board

                       SIGNATURES AND POWER OF ATTORNEY


     We, the undersigned officers and directors of SatCon Technology Corporation, hereby severally constitute and appoint David B. Eisenhaure, Michael C. Turmelle, and Jeffrey N. Carp, Esq., and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SatCon Technology Corporation, to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                        Date
       ---------                      -----                        ----

/s/ David B. Eisenhaure      Chairman of the Board,           September 15, 1999
---------------------------  President, Chief Executive
   David B. Eisenhaure       Officer and Director
                             Principal Executive Officer)


/s/ Michael C. Turmelle      Director, Treasurer and Vice     September 15, 1999
---------------------------  President of Finance (Principal
   Michael C. Turmelle       Financial Officer and Principal
                             Accounting Officer)


/s/ James L. Kirtley, Jr.    Director and Vice President and  September 15, 1999
---------------------------  General Manager of the
   James L. Kirtley, Jr.     Technology Center


/s/ John P. O'Sullivan       Director                         September 15, 1999
---------------------------
   John P. O'Sullivan


/s/ Marshall J. Armstrong    Director                         September 15, 1999
---------------------------
   Marshall J. Armstrong


/s/ Anthony J. Villiotti     Director                         September 15, 1999
---------------------------
   Anthony J. Villiotti

                                EXHIBIT INDEX


 EXHIBIT NUMBER                        DESCRIPTION

    4.1(1)          Certificate of Incorporation of the Registrant.

    4.2(1)          Bylaws of the Registrant.

    4.3(2) Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 12, 1997.

    4.4(2)          Bylaws Amendment of the Registrant.

    4.5(3) Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on March 17, 1999.

    4.6(3) Certificate of Designation of Series and Statement of Variations of Relative Rights, Preferences and Limitations of Preferred Stock, dated as of August 25, 1999, relating to the Series A Convertible Redeemable Preferred Stock.

    5.1             Opinion of Hale and Dorr LLP.

    10.1(3) Securities Purchase Agreement, dated as of August 25, 1999, among the Registrant and the purchasers listed on Schedule I thereto.

    10.2(3) Registration Rights Agreement, dated as of August 25, 1999, among the Registrant and the investors named on the signature pages thereof.

    10.3(3) Form of Warrants issued on August 25, 1999 in connection with the sale of the Series A Convertible Redeemable Preferred Stock.

    10.4(4) Form of Common Stock Purchase Warrant issued to certain individuals and entities on June 15, 1998.

    10.5(4) Form of Common Stock Purchase Warrant issued to certain individuals and entities on November 11, 1998.

    23.1            Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

    24.1            Power of Attorney (See page II-6 of this Registration
                    Statement).

___________________

(1) Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-1 (File No. 33-49286).

(2) Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1997.

(3) Incorporated by reference to Exhibits to the Registrant's Current Report on Form 8-K dated August 25, 1999.

(4) Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.